EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:    Robert H. Donehew, President and Treasurer
            (770) 952-3386
            John F. McCarthy, III, Chairman and Secretary
            (571) 235-3005


                  GOLFROUNDS SIGNS DEFINITIVE MERGER AGREEMENT


     MARIETTA, GEORGIA, September 19, 2003 -- GOLF ROUNDS.COM, INC. ("Company") (OTC BB: TEEE), has announced the signing of a definitive agreement for its acquisition of Direct Petroleum Exploration, Inc. ("DPE"). DPE is a development-stage company that owns patented technology for the direct detection of hydrocarbon reserves, which has been used successfully outside of the United States for more than two years.


     The acquisition will be accomplished through the merger of a newly formed, wholly owned subsidiary of the Company with and into DPE. DPE will survive the merger as a wholly owned subsidiary of the Company. The consummation of the merger is subject to certain conditions, including, among others, the successful testing of the DPE's proprietary technology through the identification of potential oil and gas reserves in the United States and the subsequent drilling of a number of test wells. Assuming all of the conditions to the merger are satisfied, the merger is expected to close during the first quarter of 2004. Following the merger, the board of directors of Golf Rounds will be comprised of six directors designated by DPE and one director designated by Golf Rounds' current board.


     The Company will issue approximately 6.4 million shares of common stock in the merger, representing approximately 65% of the outstanding common stock on a post-closing basis, subject to adjustment. The Company currently has approximately 3.45 million shares of common stock outstanding.


     The Company currently operates as a vehicle for the acquisition of a target business that it believes has significant growth potential. It has been the Company's intention to use its available cash, capital stock, debt or a combination of thereof to effect a business combination with a company that desires to establish a public trading market for its securities while avoiding what it may deem to be adverse consequences of undertaking a public offering itself, such as time delays, significant expense, and other burdens including significant professional fees. The merger discussed herein represents the implementation of the Company's business plan.
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     This press release contains  forward-looking  statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties are described in the Company's filings with the SEC, including its Annual Report for the year ended August 31, 2002 and its Quarterly Report for the nine months ended May 31, 2003.


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